Exhibit 10.2

UPTIME ARMORY, LLC

SALE AND PURCHASE AGREEMENT

This Sale and Purchase Agreement (“Agreement”) is entered into and effective as of October 6, 2021 (“Effective Date”), by and between Uptime Armory, LLC (the “Company”), a Florida limited liability company with its principal place of business located at 12301 NW 112 Ave Suite 112, Medley, FL 33178 and US Digital Mining and Hosting Co. LLC (the “Buyer”), a Florida limited liability company with its principal place of business located at 1200 West Platt St. Suite 100, Tampa, FL 33606 (collectively “Parties”; individually “Party”).

Recitals

WHEREAS, the Company primarily engages in the business of selling certain cryptocurrency mining equipment;

WHEREAS, the Buyer engages in the business of cryptocurrency mining;

WHEREAS, the Company wishes to sell to the Buyer, and the Buyer wishes to purchase from the Company, the cryptocurrency mining equipment defined herein, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and obligations contained in this Agreement, including the payment of fees and other good and valuable consideration contained herein, the Parties agree as follows:

Agreement

1.	Sale and Purchase of Equipment.

a.	The quantity and description of the cryptocurrency mining equipment subject to this Agreement (“Equipment”) shall be as set out in Schedule A attached hereto.

b.

The Company reserves the right to make any changes in the specification of the Equipment which may be required to conform with any applicable laws and regulations or which do not materially affect their quality or performance.

2.	Purchase Price.

a.

Purchase Price. As full consideration for the Equipment and for all obligations specified herein, the Buyer shall render payment of the sum of three million one hundred and fifty thousand U.S. dollars ($3,150,000.00) (the “Purchase Price”).

b.	Taxes. The Purchase Price excludes any tax(es). If applicable, the Buyer shall render payment of any sales and/or use taxes to the Company.

c.

Additional Costs. All prices are exclusive of transfer, delivery, packaging, packing, shipping, carriage, insurance, and other charges and duties and importation costs. The Buyer shall be solely liable for all such costs.

3.	Payment.

a.

Deposit. The Buyer shall pay the Company a non-refundable deposit of two million three hundred and sixty-two thousand five hundred U.S. dollars ($2,362,500.00) representing seventy-five (75%) of the Purchase Price, as well as all applicable taxes within seven (7) business days of the Effective Date. Such deposit shall be credited towards the Purchase Price.

b.

Remainder. The Buyer shall pay the Company seven hundred and eighty- seven thousand five hundred U.S. dollars ($787,500.00) (representing the final twenty-five percent (25%) of the Purchase Price), within five (5) business days after the Company renders the Buyer the Notice of Completion of the Equipment, which notice the Company shall deliver via email.

c.

Failure to Pay. In the event the Buyer fails to make timely payment(s) in accordance with the provisions of this Section, the entirety of the balance of the Purchase Price then outstanding shall become immediately due and payable and, without prejudice to any other right or remedy available to the Company, the Company shall have the right to:

i.

Charge interest on the amount outstanding from the applicable missed deadline (whether or not after judgment), at the monthly rate of the lesser of one percent (1%) of the Purchase Price, accruing on a daily basis and being compounded monthly until payment is made, or the highest rate permitted by law, whether before or after any judgment;

ii.

Suspend all further manufacture, transfer, delivery, installation, or warranty service concerning any Equipment subject to this Agreement, or any other agreements between the Parties, until payment has been made in full;

iii.	Apply a storage charge for any undelivered Equipment at a rate of one percent (1%) of the Purchase Price per calendar month; and

iv.	Terminate this Agreement.

d.

Equipment Forfeiture. In the event the Buyer fails to render any timely payment(s) required under this Section within ninety (90) calendar days of the Commencement Date (as herein defined), the Buyer shall forfeit the Equipment, and title to the Equipment shall remain with the Company.

e.	Deficiency Set-off. The Company may, without prejudice to any other rights it may have, set off any liability of the Buyer to the Company against any liability of the Company to the Buyer.

4.	Inspection and Transfer of Equipment.

a.

Company Inspection. The Company shall test and inspect the Equipment prior to issuing the Notice of Completion of the Equipment to ensure the Equipment complies with the requirements of the Agreement and applicable law.

b.

Buyer Inspection. Following the issuance of the Notice of Completion of the Equipment, the Buyer may inspect the Equipment for thirty (30) calendar days prior to transfer; provided, however, that the Buyer shall provide the Company notice of no less than five (5) calendar days of its intention to inspect the Equipment.

c.	Transfer.

i.	The Equipment shall be transferred from the Company to the Buyer at the Company’s location as determined by the Company.

ii.	The Buyer shall take possession of the Equipment within thirty (30) calendar days of the Company issuing the Notice of Completion of the Equipment. In the event the Buyer notifies the Company of its intent to inspect the Equipment in accordance with Section 4(b) when fewer than five (5) calendar days remain of the thirty (30) calendar day period, the thirty (30) calendar day period shall be extended by as many days as are needed to complete the five (5) calendar day notice period. In no event shall the transfer period be more than thirty-five (35) calendar days, unless otherwise agreed to by the Parties.

iii.

The Company shall be responsible (at the Buyer's cost) for preparing the transfer location for the Equipment and for the provision of all necessary access and facilities reasonably required for the Buyer to take possession of and install the Equipment. The Buyer shall approve the transfer location prior to the commencement of the transfer, which approval the Buyer shall not unreasonably withhold.

iv.

In the event the Buyer fails to take possession over the Equipment within the transfer period stated in this Subsection, the Company shall have the right to assess a monthly storage charge of one percent (1%) of the Purchase Price.

v.

In the event the Buyer fails to take possession over the Equipment within ninety (90) calendar days of the expiration of the transfer period stated in this Subsection, the Buyer shall forfeit the Equipment.

d.	Title. Title over the Equipment shall transfer from the Company to the Buyer upon the transfer of the Equipment.

e.	Risk of Loss. Risk of damage or loss to the Equipment shall transfer from the Company to the Buyer upon the transfer of the Equipment.

f.

Transfer via Company Delivery. In the event the Parties agree in writing, the Company may deliver the Equipment to a location as agreed to by the Parties. In such an event, the Company shall provide the Buyer a quote for shipping rates and shall not commence delivery until such rates have been paid in full by the Buyer. In the event the Buyer does not approve such shipping rates, the Buyer may organize the shipping of the Equipment; provided, however, that the Buyer shall ensure delivery of the Equipment is completed within ninety (90) calendar days of the date of the applicable purchase order. The Buyer shall ensure the agreed-upon location has met all technical requirements necessary to operate the Equipment and contains all required installation equipment and machinery. The Company may send up to two (2) technicians to the delivery location to install the Equipment, for a maximum of two (2) working days, at no additional cost to the Buyer. If there is a delay in installing the equipment due circumstances outside of the Company’s control, then the Buyer shall reimburse the Company for any additional reasonable and documented costs associated with the installation, including travel, accommodations, meals, and salaries for any days beyond the initial two (2) days at the Buyer’s Facility, within ten (10) calendar days. Failure of the Buyer to adhere to the provisions of this Subsection shall result in forfeiture of the Equipment.

5.	Representations, Warranties and Acknowledgements of the Company.

a.

Company Warranties. The Company warrants and represents to the Buyer that the structural components of the Equipment are free from defects of workmanship and materials and that, under normal use and conditions, the Equipment will operate substantially as it is intended to perform for a period of thirty (30) calendar days following transfer. The Company undertakes (subject to the remainder of this Section), at its option, to repair the frame of the Equipment (including with refurbished parts or refurbished Equipment) which is found to be defective as a result of faulty materials or workmanship within thirty (30) calendar days of transfer. Any repaired, refurbished, or replacement Equipment shall be under warranty for the unexpired portion of the thirty (30) calendar day period. Component parts shall be under the original limited manufacturer’s warranty. The Company shall furnish information concerning the original limited manufacturer’s warranty to the Buyer within five (5) business days of having received a request for such information from the Buyer.

b.

Failure to Issue Notice of Completion of the Equipment. In the event the Company does not issue the Notice of Completion of the Equipment within six (6) calendar months of the Estimated Completion Date (as defined in Schedule A) due to the intentional acts or omissions of the Company, the Buyer may terminate this Agreement, in whole or in part, and/or refuse to take possession of any subsequent Equipment which the Company attempts to arrange.

c.

Component Warranties Waiver. The Buyer acknowledges that all components of the Equipment are warranted only in accordance with the limited warranty provided by the manufacturers, that the Company is passing through to the Buyer only the manufacturer’s warranty for the goods, and that the Buyer shall look solely to the manufacturer of the goods for all warranty claims and defects. The Buyer hereby waives, releases, and renounces all other warranties, guarantees, representations, obligations and liabilities of Company and acknowledges that THE COMPANY   MAKES   NO   WARRANTY,   EITHER   EXPRESS   OR I M P L I E D , A N D M A K E S N O W A R R A N T I E S O F MERCHANTABILITY OR ANY WARRANTY OF FITNESS FOR PARTICULAR PURPOSE.

d.

Warranties May Be Void. Given that component parts may not be designed to serve the end-purpose of the Equipment due to the Equipment’s specialized nature, the COMPANY MAKES NO WARRANTY THAT THE COMPONENT PARTS’ LIMITED WARRANTIES HAVE NOT BEEN VOIDED DUE TO THE USE OF THE COMPONENT WITHIN THE EQUIPMENT AND BUYER AGREES TO ASSUME THE RISK OF VOIDING THE COMPONENT PARTS’ LIMITED WARRANTY BY USING THE EQUIPMENT.

e.

Equipment Not Operated at Company Affiliated Location. In the event any Equipment will not be operated at the Company’s facilities, or facilities operated by the Company’s affiliates or subsidiaries, the Company shall not, under any circumstances, be liable for a breach of the warranty or undertake any warranty service contained in this Section unless:

i.	The Buyer gives written notice of the defect to the Company within seven (7) calendar days from the time the Buyer discovers or should have discovered the defect; and

ii.

After receiving the notice, the Company is provided a reasonable opportunity to examine such Equipment for the defect or malfunction, and the Buyer follows the Company’s commercially reasonable instructions in bringing the Equipment to working condition and returns such Equipment to a repair facility specified by the Company at the Company’s expense for the examination and warranty service (if applicable) to take place there.

If the Buyer does not follow the Company’s commercially reasonable instructions in bringing the Equipment to working condition, all expenses ancillary to the examination and warranty shall be assumed by the Buyer.

In addition, for Equipment not operated at the Company’s, or Company’s affiliates or subsidiaries, facilities, the warranty does not apply to:

iii.	Damage resulting from accident, abuse, misuse, neglect, improper handling or improper installation;

iv.

Damage or loss of the product caused by undue physical or electrical stress, including but not limited to excessive moisture, corrosive environments, high voltage surges, extreme temperatures, shipping, or abnormal working conditions;

v.

Damage caused by operator error or non-compliance with the Company’s instructions as to the storage, installation, commissioning, electric powering, internet connectivity, use or maintenance of the product or (if there are none) good trade practice; or

vi.	Damage or loss of functionality due to interoperability with the Buyer’s software and/or hardware.

f.	Force Majeure. The warranties made in this Section do not apply to normal wear and tear and damage or loss of the product caused by force majeure events pursuant to Section 12.

g.	Other Warranties Excluded. All warranties, conditions, and other representations implied by statute or common law are excluded from the Agreement to the fullest extent permitted by law.

6.	Representations, Warranties and Acknowledgements of the Buyer. The Buyer warrants, represents, and covenants to Company that:

a.	The Buyer shall comply with all applicable laws and regulations governing:

i.	The use of the Equipment; and

ii.	The sale, export and re-export of the Equipment;

b.	The Buyer shall distribute, deploy, and utilize the Equipment solely in compliance with all applicable laws and regulations;

c.

The Buyer shall not (and shall not permit any person to) modify the Equipment, or reverse, assemble, reverse compile, or otherwise reverse engineer the Equipment for the purpose of attempting to discover any underlying proprietary information.

7.	Limitation of Liability.

a.

Consequential Damages. The Company shall not, under any circumstances, be liable, whether in tort (including without limitation for negligence or breach of statutory duty howsoever arising), contract, or otherwise for: loss of profits, loss of business, depletion of goodwill or similar losses, loss of anticipated savings, loss of goods, loss of contract, loss of use, loss or corruption of data or information, or any special, indirect, consequential or pure economic loss, costs, damages, charges or expenses.

b.

Clerical Errors. Any typographical, clerical, or other error or omission in any sales literature, quotation, price list, acceptance of offer, invoice or purchase order, or other document or information issued by the Company shall be subject to correction without any liability on the part of the Company.

c.

Limitation of Damages. Either Party’s total damages in contract, tort (including without limitation negligence and breach of statutory duty howsoever arising), misrepresentation (whether innocent or negligent), restitution or otherwise, arising in connection with the performance or contemplated performance of the Agreement shall be limited to the amount paid by the Buyer for the Equipment.

d.	Exclusions. Nothing in this Agreement excludes or limits the liability of either Party for:

i.	Death or personal injury caused by that Party’s negligence; or

ii.	Fraud or fraudulent misrepresentation, gross negligence, or willful misconduct.

8.

Indemnification. The Buyer agrees to indemnify, defend, and hold the Company, its officers, directors, employees and agents, harmless from all loss, liability, claims or expenses (including reasonable attorneys' fees) arising out of any breach of the Agreement by the Buyer.

9.

Confidentiality. The Buyer acknowledges and understands that it may gain access to the Company’s personnel information, payroll information, profit and loss statements, budget statements and projections, balance sheets, client information, member financial information, marketing plans and strategies, market research, client and other mailing lists, annual operating plans, strategic plans, business transactions, pending negotiations, supplier or vendor relationships, contract terms, and pricing and cost information, and other information developed or obtained by the Company that is not generally available to the industry in which the Company competes (“Confidential Information”). The Buyer shall not:

a.

Disclose any such Confidential Information to any person or entity, except to the Buyer’s representatives, advisors, or other agents who need to know the Confidential Information to assist the Buyer, or act on Buyer’s behalf, to exercise its rights or perform its obligations under this Agreement; or

b.	Use the Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise Buyer’s rights or perform its obligations under this Agreement.

10.	Non-Circumvention and Non-Solicitation.

a.

Non-Circumvention. The Buyer agrees not to contact persons or entities introduced by the Company without the prior written consent of the Company. Furthermore, the Buyer agrees that the Buyer shall not utilize confidential information nor consummate any transaction, for fees or otherwise, with any entity (including such entity's affiliates and related entities) introduced by the Company without providing compensation to the Company in an amount deemed acceptable to the Company at the Company‘s sole discretion. The provisions of this Subsection shall apply during the term of this Agreement and for two (2) calendar years thereafter.

b.

Non-Solicitation. During the term of this Agreement, and for two (2) calendar years thereafter, the Buyer shall not induce any employee or contractor of the Company to leave the Company’s employ or contractual relationship or hire any such employee or contractor without the

Company’s prior written consent. Notwithstanding, an employee or contractor shall not be deemed to have been solicited or as a result hired for employment or contract solely as a result of a general public advertisement or other such general solicitation of employment.

In the event of breach of this Section 10 by the Buyer, directly or indirectly, the Company shall be entitled to a legal monetary penalty equal to the maximum fee the Buyer should realize from such a transaction plus any and all expenses, including, without limitation, all legal costs and expenses incurred to recover the lost revenue.

11.

Enforcement. The Buyer agrees that irreparable damage for which monetary damages or other legal remedies, even if available, would not be an adequate remedy, would occur in the event of a breach of Sections 9 and 10. The Buyer further acknowledge and agree that:

a.

The Company will be entitled, in addition to any other remedy to which it is entitled at law or in equity, to an injunction, specific performance, and other equitable relief to prevent breaches (or threatened breaches) of those Sections and to enforce specifically the terms of those Sections;

b.

The provisions of those Sections are not intended to and do not adequately compensate the Company for the harm that would result from a breach of those Sections, and will not be construed to diminish or otherwise impair in any respect the Company’s right to an injunction, specific performance, and other equitable relief; and

c.	The right of specific enforcement is an integral part of this Agreement and without that right, the Company would not have entered into this Agreement.

12.

Force Majeure. In no event shall either Party be responsible or liable for any failure or delay in the performance of its obligations arising out of the Agreement caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemics, pandemics and related health disasters, and interruptions, loss, local, state, or national government acts, delays or conflicts with shippers, or malfunctions of utilities, communications, or computer (software and hardware) services.

13.	Intellectual Property Rights.

a.

No Transfer of Intellectual Property Rights. The Buyer acknowledges that all Intellectual Property Rights used by or subsisting in the Equipment are and shall remain the sole property of the Company or its affiliates or (as the case may be) third party rights. For purposes of this Section, “Intellectual Property Rights” shall mean patents, utility models, rights to inventions, copyright, trade-marks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

b.

Nondisclosure of Copyright. The Company or its affiliates shall retain the property and copyright in all documents supplied to the Buyer in connection with the Agreement and it shall be a condition of such supply that the contents of such documents shall not be communicated either directly or indirectly to any other person, firm or company, other than the Buyer’s officers, employees, agents, and advisors without the prior written consent of the Company.

c.

Distribution of Intellectual Property. The Buyer shall not market, distribute, white-label, license, or otherwise make available any intellectual property subject to this Section to or through any person or company without:

i.	The express prior written approval of the Company and

ii.

First entering into a written licensing agreement with such person or company on terms and conditions that Buyer has submitted to and have been approved by the Company and designate the Company as an intended third-party beneficiary of that agreement; provided, however, that nothing in this Section shall limit the Buyer from freely exercising its ownership rights to re-sell, rent, or collateralize the Equipment.

14.	Term and Termination.

a.

Term. This Agreement shall commence on the date the Notice of Completion of the Equipment is issued by the Company (“Commencement Date”) for a term in perpetuity unless terminated in accordance with the provisions of the Agreement.

b.

Termination. Any attempted termination not in accordance hereof, or as elsewhere stated in this Agreement, shall be void ab initio and deemed a material breach of this Agreement by the terminating Party.

i.

Termination for Cause. Either Party may terminate this Agreement with immediate effect via written notice to other Party in the event of material breach of the Agreement by the non-terminating Party; provided, however, that the terminating Party shall first issue the non- terminating Party a written notice to cure and provide the non-terminating Party thirty (30) calendar days to effect such cure.

ii.	Termination via Mutual Agreement. The Parties may terminate this Agreement with immediate effect upon having executed a written instrument stating such a termination.

15.

Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and (if issued via mail) addressed to either Party at the address set forth in this Section. All notices shall be delivered by nationally recognized overnight courier (with all fees prepaid) or electronic mail if adequate confirmation of receipt is provided. Except as otherwise provided in this Agreement, a notice is effective only if (i) the receiving Party has received the notice and (ii) the Party giving the notice has complied with the requirements of this Section. Notice is deemed received:

a.	In the case of nationally recognized overnight courier, the date and time the courier confirms delivery; or

b.	In the case of email, the date and time the recipient’s server receives the email.

Bit5ive LLC:12301 NW 112 Ave Suite 112

Medley, FL 33178

Email: andrea@bit5ive.com

US Digital Mining and Hosting Co. LLC:

1200 West Platt St. Suite 100

Tampa, FL 33606

Email: rduran@lmfunding.com Attention: Ryan Duran

16.

Severability. If any term or provision of this Agreement is held invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

17.

Entire Agreement. This Agreement, together with any other documents incorporated herein by reference and related schedules, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

18.

Assignment. Neither the Agreement nor any of the rights, interests, or obligations hereunder may be assigned by either Party (whether by operation of law or otherwise) without the prior written consent of the non-assigning Party. Notwithstanding the preceding sentence, the Company may assign the Agreement to its affiliates, parent, subsidiaries, or successors-in-interest without the Buyer’s consent via written notice to the Buyer. Furthermore, the Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

19.

Third Party Rights. A person who is not a party to this Agreement has no right to enforce or to enjoy the benefit of any term of this Agreement and consequently no one other than a party to this Agreement, their successors and permitted assignees, shall have any right to enforce any of its terms.

20.

Waiver. No failure by either Party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement, or condition.

21.

Non-Disparagement. Each Party agrees to take no action which is intended, or would reasonably be expected, to harm the other Party or its reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the other Party. Subject to the provisions of Section 8, such actions include, without limitation, disparaging remarks, comments, or statements that impugn the character, honesty, integrity, morality or business acumen or abilities in connection with any aspect of the operation of the other Party.

The provisions of this Section do not extend to statements made by either Party when compelled by an authority of law; provided, however, that the Party making such statement informs the other Party (unless explicitly ordered not to do so by such legal authority).

22.

Governing Law. This Agreement and all related documents including all schedules attached hereto, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, statute, or otherwise, are governed by, and construed in accordance with the laws of the State of Florida (including its statutes of limitations and choice of law statutes), without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Florida.

23.

Dispute Resolution. Unless the Parties agree otherwise in writing, in the event a dispute arises from, or related to, the terms or performance of the Agreement, the Parties shall engage in direct negotiation.

In the event such negotiations fail to amicably resolve any remaining dispute(s), the Parties shall proceed to binding arbitration before a single arbitrator of the American Arbitration Association (“AAA”). In the event the Parties fail to agree on the identity of the arbitrator, the arbitrator shall be assigned to the Parties by the AAA.

Any arbitration shall be conducted in accordance with the AAA’s Commercial Arbitration Rules and Mediation Procedures.

Unless otherwise agreed to by the Parties in writing, the seat of arbitration shall be Miami, Florida.

The Parties shall bear their own dispute-related expenses.

24.

Jury Trial Waiver. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

25.

Class Action Waiver. Any proceedings to resolve or litigate any dispute arising from the provisions of this Agreement will be conducted solely on an individual basis. Neither Party will seek to have any dispute heard as a class action, private attorney general action, or in any other proceeding in which either party acts or proposes to act in a representative capacity.

26.

Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement via facsimile, electronic mail in portable document format (“.pdf”), or by any other electronic means shall have the same effect as delivery of an executed original of the Agreement.

IN WITNESS WHEREOF, the Parties have executed this Sale and Purchase Agreement as of the Effective Date.

The Company: UPTIME ARMORY, LLC

By: Robert Collazo

Print Name

/s/ Robert Collazo

Signature

President

Title

The Buyer: US DIGITAL MINING AND HOSTING CO. LLC

By:  Richard Russell

Richar

Print Name

            /s/ Richard Russell

Signature

          Chief Financial Officer

Title

SCHEDULE A

DESCRIPTION OF EQUIPMENT, PURCHASE AND TRANSFER DETAILS

Description of Equipment:

Eighteen (18) 40’ Standard shipping container, modified for use in Crypto Mining. Each container will be designed to hold and operate 280 S19 Pro Antminers manufactured by Bitmain within 5% of specifications.

The major modifications include:

Structural: Long side louvers with additional vertical supports; entry door; framing for fans at door short end.

Interior: Rubber flooring; foamboard insulation; LED lighting; environment meters; two security cameras.

Racking: Four large industrial strength racks, each rack having 10 vertical shelves and fitting 7 miners per shelf. Each Pod5ive will be outfitted with 2 racks per side with a design that permits the miners’ exhaust fans to be embedded in the foamboard insulation.

Networking: Shielded Cat 5e cabling from each miner to a Secondary network switch with one Secondary switch per rack. All Secondary switches will be aggregated via Cat 5e into an aggregator Primary switch. Customer will connect its own network into a router aggregator to the Primary switch. A server computer is provided using the Pod5ive monitoring software, or the customer’s own software.

Airflow: 4 direct drive fans with 10 HP motors running on an independent Variable Frequency & Adjustable Speed Drive on a 60A 3P 415V breaker, each with a maximum of 29,500 cfm each. Intake air filtration and an evaporative cooler will process the incoming air.

Electrical: The Pod5ive will be delivered ready to accept 415V 3-phase electricity up to 2000A from a transformer. The Pod5ive will have 2 main breakers of 1000A each. Customer will provide electric service to the connection bar from the transformer to the block inside each main breaker.

Each Pod5ive will have 2 breaker panels feeding 30 smart power distribution units (3 per rack). Each PDU will have sufficient capacity to power 12 S19 miners at 240V and 12A. Networking equipment, evaporative cooler, security, server computer, sensors, and lights will be 120V circuit.

The Estimated Completion Date for the first POD5IVE container shall be April 2022

The Equipment shall be picked up at the following transfer location: 12301 NW 112 Ave Suite 112, Medley, FL 33178

NOTE: Purchase of Pod5ive containers does NOT include mining hardware, except as indicated above. The foregoing shall not be intended to include all features and modifications to create a Pod5ive. Additional specifications can be found in the attached brochure.